EXHIBIT  99.1
GEOGLOBAL ANNOUNCES ACCEPTANCE BY AMEX OF PLAN TO RETURN TO COMPLIANCE WITH CONTINUED LISTING REQUIREMENTS

CALGARY, Alberta, Canada, May 5, 2008 - GeoGlobal Resources Inc. (the "Company" or "GeoGlobal") (Amex: GGR) announced today that the American Stock Exchange LLC (the “Exchange”) has completed its review of GeoGlobal's plan of compliance (the "Plan") as submitted on April 16, 2008 and has determined that the Plan makes a reasonable demonstration of the Company's ability to regain compliance with the continued listed standards. Based upon the information provided, the Exchange has accepted the Plan and will continue the Company’s listing subject to conditions.

The Company continues to be noncompliant with the continued listing standards of the Exchange, but its listing is being continued pursuant to an additional extension.  The end of the Plan period for the Company to file its Form 10-K for the year ended December 31, 2007, thereby bringing the Company into compliance with Sections 134 and 1101 of the Amex Company Guide, is July 1, 2008.  The Company intends to file the Form 10-K as soon as completed.  The Company will continue to provide the Exchange with updates in conjunction with administering the Plan and the Exchange may review the Company periodically for compliance with the Plan.

Under the provisions of Rule 144 under the Securities Act of 1933, as amended, as the Company has failed to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and is thereby not current at this time in filing its periodic reports under the Securities Exchange Act of 1934, as amended.  Shares defined as restricted securities under the 1933 Act cannot be sold if they are held by persons who are not affiliates of the Company and were purchased less than 12 months ago.  Affiliates of the Company are restricted from making any sales at this time pursuant to Rule 144.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas through exploration and development primarily in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise and Rajasthan basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-Q and Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com. http://www.sec.gov. and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x322 Fax: +1 416 815-0080 Email: skelly@equicomgroup.com